Exhibit 99.1

NEWS RELEASE

Callisto Pharmaceuticals Raises $11.2 Million in Series B Preferred Stock Financing

NEW YORK, Aug. 7 /PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News; FWB: CA4), a biopharmaceutical company primarily focused on the development of  new drugs to treat cancer and gastrointestinal diseases, announced today that it has closed a private placement of 1,124,550 shares of Series B Convertible Preferred Stock and 22,491,000 warrants for aggregate gross proceeds of approximately $11.2 million. The Series B Convertible Preferred Stock is convertible into shares of common stock of the Company at $0.50 per share.  The warrants are immediately exercisable at $0.70 per share and are exercisable at any time within three years from the date of issuance.

The private placement was co-led by RAB Special Situations (Master) Fund Limited, which is managed by RAB Capital plc, a multi-strategy absolute return investment management company with $6.7 billion under management as of June 30, 2007, and by Absolute Octane Master Fund Limited which is managed by Absolute Capital Management Holdings Limited with $3.25 billion under management as of June 30, 2007.  Absolute Capital Management Holdings Limited and RAB Capital plc were joint winners of the “Best Overall Group” category in the Hedge Fund Review European Performance Awards in June 2006.  RAB Capital plc won this award again in 2007.

The proceeds from the financing will be used to continue to fund Callisto’s clinical development of Atiprimod and L-Annamcyin which are currently in clinical trials, and the development of Guanilib, Callistro’s drug for gastrointestinal diseases. Atiprimod, Callisto’s lead drug in the clinic, is presently in a Phase II clinical trial in low to intermediate grade neuroendocrine carcinoma patients – predominantly advanced carcinoid cancer patients - at five clinical sites in the U.S.  L-Annamycin is in Phase I trials in both adults and children with relapsed or refractory acute leukemia.

“Our two co-leads, RAB Capital and Absolute Capital Management, are highly regarded long term fundamental investors who have specifically mandated that 50% of the funds raised in this financing be used to advance development of Guanilib,” said Gabriele M. Cerrone, Chairman of Callisto. “Up until now, Callisto has not had the financial wherewithal to take this drug into the clinic. This marks the first time in our history that we will be able to unlock Guanilib’s true value, and should provide us with the means to take the drug all the way into Phase II clinical testing.”

Mr. Cerrone went on to say, “Callisto’s focus these past two years has been on the development of cancer therapies for small markets. In contrast, Guanilib, a proprietary drug developed and patented by Callisto scientists, provides us with an opportunity to target much larger markets represented by gastrointestinal diseases which affect the lives of literally millions of patients.”

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Callisto has agreed to file a registration statement covering resale of the securities by the private

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placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Atiprimod

Atiprimod is an orally bio-available small molecule drug that displays multiple mechanisms of action. The drug has been shown to be antiangiogenic, inhibit secretion of VEGF and IL-6, elicit an apoptotic response (programmed cellular death), and inhibit phosphorylation of key kinases involved in tumor progression and survival including Akt and STAT3. The drug is presently in two clinical trials: a Phase II trial in advanced carcinoid cancer patients, and a Phase I/IIa human clinical trial in relapsed or refractory multiple myeloma patients.

About Guanilib

Guanilib (also called SP-304) is a potent analog (synthetic molecule) of uroguanylin developed by Callisto scientists, and is proprietary to Callisto.  Guanilib has been demonstrated to be superior to uroguanylin in its biological activity, protease stability and pH characteristics, and is currently undergoing pre-clinical animal studies as a treatment for gastrointestinal (GI) diseases and GI inflammation.  Animal model data on Guanilib previously demonstrated anti-inflammatory activity in a number of mouse-models of ulcerative colitis.  Callisto plans to initiate clinical trials of Guanilib in early 2008.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and gastrointestinal diseases. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs in pre-clinical development for other significant health care markets, including gastrointestinal disorders. One of the Company’s lead drug candidates, Atiprimod is presently in a Phase II clinical trial in advanced carcinoid cancer patients, a neuroendocrine tumor, and in a Phase I/IIa human clinical trial in relapsed or refractory multiple myeloma patients. Another anti-cancer drug, L-Annamycin, is being developed as a treatment for forms of relapsed or refractory acute leukemia, a currently incurable blood cancer. L-Annamycin is currently in a Phase I clinical trial in adult relapsed or refractory acute lymphocytic leukemia, and in a Phase I clinical trial in children and young adults with refractory or relapsed acute lymphocytic leukemia or acute myelogenous leukemia. L-Annamycin, a member of the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including potential activity against multi-drug resistant tumors and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Callisto also has a proprietary drug Guanilib in preclinical development for gastrointestinal diseases. Callisto has exclusive worldwide licenses from Genzyme Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K for the year ended December 31, 2006, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

CONTACT: Gary Jacob of Callisto Pharmaceuticals, Inc.,
+1-212-297-0010, jacob@callistopharma.com

Web site: http://www.callistopharma.com/

INVESTOR CONTACT: John Baldiserra

Barretto Pacific Corporation

800-368-1217